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Exhibit (10-32)

Form of LTIP-RSU

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2025 STOCK AND INCENTIVE COMPENSATION PLAN
AWARD AGREEMENT
_____________________________________________________________________________________________

RESTRICTED STOCK UNIT
This grant notice documents an award (the “Award”) of Restricted Stock Units (“RSUs”) under The Procter & Gamble 2025 Stock and Incentive Compensation Plan (the "Plan"), subject to the terms and conditions of the Plan, the Regulations of the Compensation and Leadership Development Committee of the Board of Directors ("Committee"), and as set forth in this Award Agreement (including any Attachments hereto and the Settlement Instructions in place as may be revised from time to time).
Any capitalized terms used in this Agreement that are not otherwise defined herein are defined in the Plan.
Summary of Award Terms

Name of Participant:	[Name] (“Participant”)
Number of Restricted Stock Units:	[Number]
Grant Date:	[Grant Date] (“Grant Date”)
Vest Date:	[Vesting Date/Schedule]
Original Settlement Date:	[Original Settlement Date] (“Original Settlement Date”)
Acceptance Deadline:	[Date]
You may access the Plan by activating this hyperlink: The Procter & Gamble 2025 Stock and Incentive Compensation Plan and the Regulations and Sub Plans by activating this hyperlink: Regulations of the Committee. If you have difficulty accessing the materials online, please send an email to Execcomp.IM@pg.com for assistance.
1. Voting Rights and Dividend Equivalents
As a holder of RSUs, during the period from the Grant Date until the date the RSUs are paid, each time a cash dividend or other cash distribution is paid with respect to Common Stock, you will receive additional RSUs ("Dividend Equivalent RSUs"). The number of Dividend Equivalent RSUs will be determined as follows: multiply the number of RSUs and Dividend Equivalent RSUs currently held by the per share amount of the cash dividend or other cash distribution on Common Stock, then divide the result by the price of the Common Stock on the date of the dividend or distribution. These Dividend Equivalent RSUs will be subject to the same terms and conditions as the original RSUs that gave rise to them, including vesting and settlement terms, except that if there is a fractional number of Dividend Equivalent RSUs on the date the RSUs are paid, the resulting fractional share unit may be paid as cash, fractional shares, or rounded up to the nearest full share based on administrative preference of the Company. You must hold RSUs on the dividend payment date in order to be credited with Dividend Equivalents. This Award represents an

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unfunded, unsecured right to receive payment in the future, and does not entitle you to voting rights or dividend rights as a shareholder.
2. Vesting and Payment
If you remain employed through the Vest Date, the Award will be paid on the Settlement Date. If you leave your employer (“Employer”) before the Vest Date, the Award will be forfeited unless you meet one of the conditions listed below. For the purposes of this Award, termination of employment will be effective as of the date that you are no longer actively employed and will not be extended by any notice period required under local law.
3. Termination on Account of Death. In the event of death, the Award will be immediately and fully vested, and payment will be made by the later of the end of the calendar year or two and a half months following the date of death.
4. Termination for a Qualified Reason Listed Below. In the event you terminate employment for one of the qualified reasons listed below, after the Grant Date but before the four-week anniversary of the Grant Date, the Award will be forfeited. In the event of termination for one of the qualified reasons listed below, on or after the four-week anniversary of the Grant Date, but prior to the one-year anniversary of the Grant Date, the Award will be prorated based on the number of days you remained an employee between the Grant Date and the one-year anniversary of the Grant Date. If the termination for one of the qualified reasons listed below occurs after the one-year anniversary of the Grant Date, the entire Award will be retained. The portion of the Award that is ultimately retained will be delivered on the Settlement Date in this Award Agreement as long as you remain in compliance with the terms of the Plan, this Award Agreement and the Regulations. Qualified termination reasons are as follows:
•Retirement or Disability;
•Termination pursuant to a written separation agreement with your Employer, the Company or their Subsidiaries and affiliates (collectively, “P&G”) that provides for equity retention; or
•Termination in connection with a divestiture or separation of any of the P&G’s businesses.
Notwithstanding the foregoing, in the event of a Change in Control, payment shall be made pursuant to the terms provided in the Plan.
Payment under this Award will be made in the form of Common Stock or such other form of payment as determined by the Committee pursuant to the Plan, subject to applicable tax withholding.
5. Restrictive Covenants. By accepting this Award, you agree to be bound by the restrictive covenants outlined in Attachment B hereto (as may be modified by Attachment C hereto).
6. Entire Agreement. This Award Agreement, including Attachment A, Attachment B, Attachment C, and the Plan and the Regulations of the Committee, together constitute an agreement between the Company and you in accordance with the terms thereof and hereof, and no other understandings and/or agreements have been entered by you with the Company regarding this specific Award. Unless otherwise required by local law, any legal action related to this Award, including Article 6 of the Plan and Attachment B of this Award Agreement must be brought in any federal or state court located in Hamilton County, Ohio, USA, and you hereby agree to accept the jurisdiction of these courts and consent to service of process from said courts solely for legal actions related to this Award. You have the right to consult with a lawyer before accepting this Award.

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THE PROCTER & GAMBLE COMPANY
Bala Purushothaman
Chief Human Resources Officer

IMPORTANT

By accepting this award within your E*TRADE account, you agree to be bound by The Procter & Gamble 2025 Stock Plan, the Stock Plan Regulations of the Committee, this Award Agreement including Attachments A, B, and C. To the extent applicable to you, as set forth in Attachments B and C, you acknowledge that you are subject to the non-compete and non-solicitation clauses in these documents.